Exhibit 10.1

DEVELOPMENT AND ROYALTY AGREEMENT

This DEVELOPMENT AND ROYALTY AGREEMENT (this “Agreement”) is made and entered into as of March [●], 2020 (the “Effective Date”), by and between Voltron Therapeutics, Inc., a Delaware corporation (the “Voltron”), and Hoth Therapeutics, Inc., a Nevada corporation (“Hoth”).

WHEREAS, The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation that is a center for patient care, research and education, having a principal place of business at 55 Fruit Street, Boston, MA 02114 (“Mass General”), owns certain Patent Rights (as defined herein);

WHEREAS, Mass General granted to Voltron an exclusive license (the “Mass General License”) to make, have made, use, have used, sell and have sold Products and Processes (as each of those terms are defined herein) covered by one or more of the claims of the Patent Rights (as defined herein) in the Licensed Field as defined in the Mass General License;

WHEREAS, Hoth is a clinical-stage biopharmaceutical company with expertise in the pre-clinical and clinical development of pharmaceutical products;

WHEREAS, Voltron will, subsequent to execution of this Agreement, form HaloVax, LLC (the “Company”) for the purpose of developing a vaccine for the treatment of COVID-19 and other related corona viruses;

WHEREAS, the parties, wish to enter into this Development and Royalty Agreement pursuant to which Hoth will assist the Company in the development of Licensed Products (as defined below) in the Field (as defined below);

WHEREAS, in connection with this Agreement and upon the formation of the Company, Hoth has agreed to purchase from the Company, and the Company has agreed to issue to Hoth membership interests of the Company (the “Membership Interests”), with an option to purchase additional Membership Interests, upon the terms and conditions set forth in a Membership Interest Purchase Agreement (the “MIPA”) annexed hereto as Exhibit A;

WHEREAS, in connection with entry into this Agreement and Hoth’s purchase of the Membership Interests, Hoth will be granted certain Royalty Rights (as defined herein) upon the Closing Date (as defined herein) as more fully set forth in this Agreement;

WHEREAS, it is the intent of the parties that any developments and associated intellectual property resulting from this Agreement will be owned, deployed and/or exploited by the Company, except as otherwise provided by the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the following as set forth herein.

1. Definitions.

For purposes of this Agreement, the terms set forth below shall have the corresponding meanings provided below.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Closing” shall mean the Initial Closing set forth in Section 3(a) of the MIPA.

1.3 “Closing Date” shall mean the date of the Initial Closing as set forth in Section (3)(a) of the MIPA.

1.4 “Company” shall have the meaning set forth in the preamble.

1.5 “Confidential Information” shall mean with respect to a party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a third party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party. If a Receiving Party is required to disclose Confidential Information of the Disclosing Party by reason of legal, accounting or regulatory requirements, the Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure and shall use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

1.6 “Development Plan” shall have the meaning set forth in Section 3.2.

1.7 “Effective Date” shall have the meaning set forth in the preamble.

1.8 “Field” shall mean all products and processes or uses developed hereunder, whether or not related to the Patent Rights, for the prevention, interception or treatment of COVID-19 and other related corona viruses, or otherwise.

1.9 “First Commercial Sale” means, on a country by country basis, with respect to a Licensed Product, the first bona fide sale of such Licensed Product to a third party by or on behalf of the Company, its Affiliates or licensees in a country in the Territory after regulatory approval has been achieved for such Licensed Product in such country. For greater certainty, sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale, so long as the Licensed Product is provided free of charge, or at or below cost.

1.10 “Hoth” shall have the meaning set forth in the preamble.

1.11 “Intellectual Property” means U.S. and foreign patents and patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, copyrights, know-how, trade secrets, other intellectual property rights, inventions, discoveries and technical information, including, but not limited to, information embodied in drawings, designs, mask works, mask work applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto.

1.12 “Joint Development Committee” shall have the meaning set forth in Section 3.2.

1.13 “Licensed Product” means products and services that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights in the Field or (ii) use a process or machine covered by a claim of Patent Rights in the Field, whether the claim is issued or pending. Licensed Product shall also include any other product that is jointly developed by Company and Hoth during the Term of this Agreement whether inside or outside the Field.

1.14 “Membership Interests” shall have the meaning set forth in the preamble.

1.15 “MIPA” shall have the meaning set forth in the preamble of this Agreement.

1.16 “Net Sales” shall mean the total consideration, in any form, received by the Company or its Affiliates as consideration for the sale of the Licensed Products throughout the Territory during each calendar quarter, less the following amounts incurred, allowed, accrued, paid or otherwise specifically allocated to the Licensed Products by the Company or its Affiliates during such calendar quarter with respect to sales of the Licensed Products regardless of the calendar quarter in which such sales were made:

(a) customary and reasonable trade discounts actually allowed after the initial sale, refunds, returns and recalls, rebates and chargebacks for government and managed care contracts;

(b) when included in gross sales, customary and reasonable freight, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on income derived from such sales;

(c) freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the third party;

(d) amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors; and

(e) any royalty amounts or license fees payable by the Company to a third party for access to, or licensing in of, such third party’s intellectual property rights for use or exploitation of the Licensed Products.

(f) Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process and a “Sale” shall not include transfers or dispositions of such Product or Process for pre-clinical or non-commercial clinical purposes, as samples or under named patient use, compassionate use, or patient assistance, to the extent such Sale(s) of Product or Processes are at or below Actual Manufacturing Cost.

1.17 “Patent Rights” shall have the meaning set forth in the Mass General License as limited to the Field

1.18 “Processes” means any processes, method or service the use or performance of which, in whole or in part absent the license granted hereunder would infringe, or is covered by, one or more of the Valid Claims of the Patent Rights.

1.19 “Royalty” shall have the meaning set forth in Section 2.2 of this Agreement.

1.20 “Royalty Payments” shall have the meaning set forth in Section 2.2 of this Agreement.

1.21 “Royalty Percentage” shall have the meaning set forth in Section 2.2 of this Agreement.

1.22 “Royalty Rights” shall have the meaning set forth in Section 2.1 of this Agreement.

1.23 “Royalty Term” means, with respect to each Licensed Product, on a country by country basis in each country, commencing on the First Commercial Sale of the Licensed Product until the last of:

(a) the expiration of the last to expire of the Valid Claims covering such Licensed Product in such country; and

(b) the expiration of any regulatory exclusivity period covering such Licensed Product in such country.

For clarity, by way of example, the Royalty Term in the United States extends to 2040 at the time of this Agreement, which period may be altered by the prosecution of the Company’s patent claims and new patent filings from time-to-time. Furthermore, the Company will use commercially reasonable efforts to maximize market exclusivity.

1.24 “Subsequent Subscription Amount” shall have the meaning set forth in Section 3(b) of the MIPA.

1.25 “Territory” means worldwide.

1.26 “Valid Claim” means a claim (i) of an issued and unexpired United States patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise, or (ii) of any patent application included that has not been cancelled, withdrawn or abandoned or been pending for more than six (6) years.

2. Royalty Rights.

2.1 Grant of Royalty to Hoth. As of the Closing Date, Hoth is hereby granted royalty rights which include a right to receive a royalty based on Net Sales of any Licensed Products in accordance with Section 2.2 (the “Royalty Rights”).

2.2 Royalties.

(a) The Company shall pay Hoth a royalty (the “Royalty”) of one percent (1%) of Net Sales (the “Royalty Percentage”) in the Territory (the “Royalty Payments”). Royalties will be payable during the Royalty Term on a calendar quarter basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during such calendar quarter.

(b) The Company shall increase the Royalty Percentage in one-third percent (1/3%) increments for the duration of the Royalty Term for each Subsequent Subscription Amount paid by Hoth in accordance with the terms and conditions of the MIPA.

2.3 Royalty Statements. The Company will deliver to Hoth within sixty (60) days after the end of each calendar quarter in which Licensed Products for which the Company owes a royalty hereunder are sold, a detailed statement showing (i) Net Sales made by the Company and its Affiliates of each such Licensed Product; and (ii) the amount and calculation of royalties due on such Net Sales. The Company shall keep full, true and accurate books of accounts based on good accounting principles and other records containing relevant information and data which may be necessary to ascertain and verify the remuneration payable to Hoth hereunder for a period of three (3) years following the year to which such records relate. During the Term and for a period of three (3) years following its termination, Hoth shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon thirty (30) days notice. Any audit shall be at Hoth’s expense, except that the Company shall reimburse Hoth for the cost of the audit in the event that Hoth discovers an underpayment of ten percent (10%) or more of the amount due.

3. Development of Licensed Products.

3.1 Cooperation. Hoth and the Company generally intend to cooperate and use commercially reasonable efforts to exchange information and resources that will lead to the development of Licensed Products. All of the information exchanged between the parties shall be Confidential Information entitled to the protections in Section 4 below.

3.2 Joint Development Committee; Committee Responsibilities. Hoth and the Company will establish a Joint Development Committee (the “JDC”) to plan, review, coordinate and oversee the Company’s performance of the development activities and timelines with respect to Licensed Products. The Joint Development Committee shall review and approve a written development plan describing the major tasks to be achieved regarding Licensed Products (“Development Plan”), submitted by the Company within one hundred and eighty (180) days after the Effective Date. The responsibilities of the Joint Development Committee shall consist of:

(a) Facilitating the exchange of materials and information between the parties;

(b) Approving a Development Plan, as well as any modifications of the foregoing;

(c) Monitoring the progress of the Development Plan;

(d) Reviewing and discussing the results of the Development Plan; and

(e) Such other responsibilities as the parties may mutually agree in writing to delegate to the Joint Development Committee.

3.3 Membership. The JDC shall include two (2) representatives of Hoth and five (5) representatives of the Company, with each party’s members selected by that party. Each party may replace its Joint Development Committee representatives at any time, upon written notice to the other party.

3.4 Meetings. The JDC shall meet at least quarterly, or more frequently as agreed by the parties, at such locations as the parties agree, and will otherwise communicate regularly. Meetings may also be held by telephone or videoconference in lieu of in-person meetings, at such times as the parties agree. With the consent of the parties, other representatives of each party may attend JDC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings.

3.5 Decision Making. With respect to decisions taken on matters placed by either party before the JDC, each party shall have one vote. Decisions of the JDC shall be made by unanimous approval of the parties. If the members of the JDC cannot reach an agreement after commercially reasonable efforts to do so, then either party’s representative to the Joint Development Committee may refer such dispute to the respective Chief Executive Officers or their designees of each party, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. Notwithstanding the foregoing, with respect to matters under the responsibility of the Joint Development Committee, the Company will have the tie- breaking vote on any disputes.

3.6 Ownership of Intellectual Property. All Intellectual Property of the Company shall be and remain the property of the Company, and Hoth shall not acquire any rights therein. All Intellectual Property of Hoth shall be and remain the property of Hoth, and the Company shall not acquire any rights therein. All fees and royalties related to Licensed Products shall be the property of the Company except as set forth in Section 2. The parties agree to execute all appropriate license agreements and any other documents necessary to effectuate the intent of this Section 3.6.

4. Confidentiality.

4.1 Confidentiality Obligation. Each party acknowledges and agrees that all of the other party’s Confidential Information, and the Confidential Information jointly developed by the parties subsequent to the date of this Agreement, is confidential and proprietary. Each party agrees to hold the other party’s Confidential Information in strict confidence and agrees not to use or disclose such Confidential Information or any jointly developed Confidential Information to any third party for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors or consultants of the other party’s Confidential Information as it applies to the protection of its own Confidential Information, including, without limitation, the use of appropriate non-disclosure agreements with employees, agents, contractors, or consultants. All Confidential Information provided by one party to the other party hereunder, shall remain the property of the disclosing party. The receiving party shall, within ten (10) days of a written request to do so or within thirty (30) days of termination of this Agreement, return to the disclosing party, or at the receiving party’s option, destroy all Confidential Information that has been provided in tangible form and shall, unless prohibited by law, destroy or otherwise render unintelligible all other Confidential Information. All Confidential Information jointly developed by Hoth and the Company shall be owned jointly by Hoth and the Company. Each of Hoth and the Company shall be entitled to retain a copy or copies of any jointly developed Confidential Information upon the termination of this Agreement, subject to each party’s obligations with respect to such jointly developed Confidential Information as set forth in this Agreement.

4.2 Injunctive Relief. The parties acknowledge that monetary damages may not be sufficient remedy for a breach of obligation of confidentiality in this Agreement and agree that each Party shall be entitled to seek appropriate equitable remedies, including injunctive relief, to prevent the unauthorized use or disclosure of any of its Confidential Information.

4.3 Term. The obligations under this Section 4 expire ten (10) years after disclosure of Confidential Information from one party to the other party, or five (5) years after termination of this Agreement, whichever occurs earlier.

5. Representations and Warranties; Indemnification.

5.1 Representations of Hoth. Hoth represents, warrants and covenants to the Company that:

(a) This Agreement constitutes a valid and legally binding agreement of Hoth, enforceable against Hoth in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the articles of incorporation, bylaws or other governing instruments of Hoth or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Hoth is a party or by which Hoth or any of its assets is bound.

(c) Hoth has all rights and licenses required in order to provide the Confidential Information, which is, or may be, provided to the Company hereunder; provided, however, that nothing herein shall be construed as a representation or warranty of non-infringement of third party patent rights.

5.2 Representations of Voltron. Voltron represents, warrants and covenants to Hoth that:

(a) This Agreement constitutes a valid and legally binding agreement of Voltron, enforceable against Voltron in in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the charter and bylaws of Voltron or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Voltron is a party or by which the Company or any of its assets is bound.

(c) Voltron will execute such agreements as reasonably necessary which may include a sublicense of the Patent Rights granted Voltron in the Mass General License for use in the Field so as to enable the Company to perform its obligations hereunder.

(d) Voltron has all rights and licenses required in order to provide the Confidential Information, which is, or may be, provided to Hoth hereunder; provided, however, that nothing herein shall be construed as a representation or warranty of non-infringement of third party patent rights.

Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION 5, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED. THE PARTIES, INCLUDING COMPANY ACKNOWLEDGE AND UNDERSTAND THAT THERE IS NO GUARANTEE THAT THE PARTIES WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY LICENSED PRODUCTS OR SERVICES OR THAT SUCH LICENSED PRODUCTS OR SERVICES, IF COMMERCIALIZED, WILL BE ACCEPTED BY OR SUCCESSFUL IN THE MARKET.

5.3 Indemnification by Hoth. Hoth shall indemnify, defend and hold harmless Voltron and the Company and each of its subsidiaries, officers, directors, shareholder, employees, agents and Affiliates (collectively, all such indemnified persons are referred to in this Section as the “Indemnified Parties”) against and in respect of any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the Indemnified Parties may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), arising out of or based upon (i) the breach by Hoth of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement, or (ii) any act or omission of Hoth, its agents, employees or its suppliers, or products, except to the extent of injury or damage due to Indemnified Parties’ negligence or willful misconduct.

5.4 Indemnification by the Voltron. Voltron shall indemnify, defend and hold harmless Hoth and each of its subsidiaries, officers, directors, shareholder, employees, agents and Affiliates (collectively, all such indemnified persons are referred to in this Section as the “Voltron Indemnified Parties”) against and in respect of any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which Indemnified Parties may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), arising out of or based upon (i) the breach by Voltron of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement, or (ii) any act or omission of Voltron, its agents, employees or its suppliers, or products, except to the extent of injury or damage due to Voltron Indemnified Parties’ negligence or willful misconduct.

5.5 Limitation of Liability. EXCEPT IN THE CASE OF MISAPPROPRIATION OF THE CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY OF ONE PARTY BY ANOTHER PARTY HEREUNDER, IN NO EVENT SHALL EITHER HOTH OR THE COMPANY BE LIABLE TO ANY PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES UNDER OR AS A RESULT OF THIS AGREEMENT.

6. Term and Termination.

6.1 This Agreement shall take effect as of the Effective Date and shall continue in force until the earlier of (i) the approval of a New Drug Application (or its equivalent) for the Licensed Products by the United States Federal Drug Administration, (ii) cessation of development of Licensed Products (iii) the sale of license of Licensed Products to a third party, or (iii) mutual consent of the parties, at which time the JDC shall be disbanded.

6.2 Termination For Cause. This Agreement may be terminated at any time in accordance with the following provisions:

(a) by written notice from Hoth to Voltron in the event of (i) a breach of any material term of this Agreement by Voltron that is not cured within ninety (90) calendar days after receipt by Voltron of written notice from Hoth specifying the nature of and basis for the asserted breach; provided, that if such breach cannot reasonably be cured within ninety (90) days, such breach shall be deemed cured if Voltron commences to cure such breach within such 90-day period and diligently thereafter pursues such cure, or (ii) the commencement by or against Voltron of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within ninety (90) days after commencement; or

(b) by written notice from Voltron to Hoth the event of (i) a breach of any material term of this Agreement by Hoth that is not cured within ninety (90) calendar days after receipt by Hoth of written notice from the Company specifying the nature of and basis for the asserted breach; provided, that if such breach cannot reasonably be cured within ninety (90) days, such breach shall be deemed cured if Hoth commences to cure such breach within such 90-day period and diligently thereafter pursues such cure, or (ii) the commencement by or against Hoth of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within ninety (90) days after commencement. In the event that Hoth fails to purchase the Membership Interests as provided in the MIPA, Voltron may immediately terminate this Agreement on written notice to Hoth and this Agreement shall be terminated and of no further force and effect.

6.3 Rights and Obligations on Termination. In the event of termination or expiration of this Agreement for any reason, the Parties shall have the following rights and obligations (in addition to such rights, obligations and remedies they may have at law and in equity with respect to any breach of this Agreement):

(a) Except in the case of termination by Company under Section 6.2(b), Hoth’s right to receive the Royalty shall survive termination or expiration of this Agreement;

(b) The rights and obligations of the parties under Section 4, Section 5, Section 6 and Section 7 shall survive any termination or expiration of this Agreement; and

(c) Upon termination or expiration of this Agreement, each party will return to the other all tangible Confidential Information to the other party.

7. Miscellaneous.

7.1 Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

To Voltron:

Voltron Therapeutics, Inc. 575 Fifth Avenue, 14th Floor New York, NY 10019	With a copy to:	Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey 07068 Telephone: (973) 597-6394 Email: MLerner@lowenstein.com Attention: Michael Lerner

To Hoth:

Hoth Therapeutics, Inc. 1 Rockefeller Plaza, Suite 1039 New York, NY 10020 Telephone: (646) 756-2997 E-mail: robb@hoththerapeutics.com Attention: Robb Knie	With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Telephone: (212) 653-8700 Email: rafriedman@sheppardmullin.com Attention: Richard Friedman, Esq.

7.2 Survival of Covenants. Each party hereto agrees that the covenants of such party contained in this Agreement shall survive the Closing.

7.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter contained herein.

7.4 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. For the sake of clarity, this Agreement shall be binding upon an acquirer of the Company or on the purchaser of all or substantially all of the assets of the Company.

7.6 Amendment; Waivers. All modifications, amendments or waivers to this Agreement shall require the written consent of both the Company and Hoth.

7.7 Applicable Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law provisions thereof, and the parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if jurisdiction in such court is lacking, the Supreme Court of the State of New York, New York County, in respect of any dispute or matter arising out of or connected with this Agreement.

7.8 Waiver of Jury Trial. In any action, suit, or proceeding in any jurisdiction brought by one party against the other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waive forever trial by jury.

7.9 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, Hoth and the Company have caused this Agreement to be duly executed as of the date first above written.

VOLTRON THERAPEUTICS, INC.

By:
Name:
Title:

HOTH THERAPEUTICS, INC.

By:
Name:
Title: